Exhibit 99.1

NEWS RELEASE
Contact: Greg Nulty, Corporate Communications / Office: 724 720 1465
Tollgrade Shareholders Approve Merger
Cranberry Township, PA, May 6, 2011 — Tollgrade Communications, Inc. (“Tollgrade” or the “Company”) (NASDAQ: TLGD) today announced that at a special meeting held on May 5, 2011, its shareholders approved a definitive merger agreement with affiliates of Golden Gate Capital.
Under the terms of the merger agreement, upon the closing of the transaction contemplated by the merger agreement, each shareholder will receive $10.10 in cash per share. Pending satisfaction of other customary closing conditions, the transaction is expected to close in the next week, at which time Tollgrade’s common stock will cease trading.
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network assurance solutions for the telecommunications and utilities industries. Tollgrade’s telecommunication products and solutions enable communication service providers to efficiently manage their access networks in an age of increased competition, continually evolving technology, and ongoing pressure to reduce costs while its real-time Smart Grid Monitoring solutions allow utility customers to continuously detect key circuit parameters, and communicate mission critical data wirelessly to a central location to provide Continuous Grid Intelligence™. For more information, visit Tollgrade online at www.tollgrade.com.
Forward-looking Statements
This press release contains forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on plans, estimates and projections at the time the Company makes the statements and readers should not place undue reliance on them. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those described in such statements, including the risk that the proposed merger does not occur, the expected timing of the completion of the merger, the ability of the parties to satisfy the conditions to closing of the merger and other risks as identified in the Company’s various filings made with the SEC periodically, particularly its most recent Annual Report on Form 10-K, which contains and identifies important factors that could cause the actual results to differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statement contained in this document.
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TOLLGRADE COMMUNICATIONS, INC.
3120 Unionville Road, Suite 400, Cranberry Township, PA 16066 / 724-720-1400 / 800-878-3399 / Fax: 724-720-1530
www.tollgrade.com